As filed with the Securities and Exchange Commission on May 8, 2006

Registration No. 33-85896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D & E COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2837108
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Brossman Business Complex

124 East Main Street

Ephrata, Pennsylvania 17522

(717) 733-4101

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

James W. Morozzi

President and Chief Executive Officer

D & E Communications, Inc.

Brossman Business Complex

124 East Main Street

Ephrata, Pennsylvania 17522

(717) 733-4101

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to:

Kimberly J. Decker, Esq.

Barley, Snyder, LLC

126 East King Street

Lancaster, Pa 17602

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  33-89856

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.16 par value	300,000	$12.90	$3,870,000	$414.09

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c). Based upon the average of the high and low price, as reported by NASDAQ, as of May 5, 2006.

This Registration Statement amendment registers an additional 300,000 shares of common stock, for a total of 600,000 shares of registered common stock, which may be used in connection with the D&E Communication’s Inc. Dividend Reinvestment and Stock Purchase Plan.

Page
PART I
INFORMATION REQUIRED IN PROSPECTUS
Prospectus	1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution	16
Indemnification of Director and Officers	16
Exhibits	17
Undertakings	17
Signatures	19

D & E COMMUNICATIONS, INC.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

600,000

SHARES OF COMMON STOCK

PAR VALUE $0.16 PER SHARE

PROSPECTUS

The Date of this Prospectus is May 8, 2006

PROSPECTUS

D & E COMMUNICATIONS, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

600,000 Shares of Common Stock,

Par Value $0.16 Per Share

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of D & E Communications, Inc. (the “Corporation”) provides holders of the Corporation’s common stock, par value $0.16 per share (“Common Stock”), with an easy and convenient method of purchasing additional shares of Common Stock without payment of any brokerage commissions or service charges. Each holder of record of such Common Stock is eligible to participate in the Plan. Additionally, certain beneficial owners of Common Stock may participate in the Plan if the holder of record has made arrangements to participate in the Plan on behalf of such beneficial owners.

A Participant in the Plan may purchase shares of Common Stock by: (1) reinvesting all cash dividends paid on his or her shares of Common Stock, (2) making optional cash purchases of not less than $100 or more than $5000 per quarter, while continuing to receive cash dividends, or (3) both reinvesting all cash dividends and making such optional cash purchases. A participant may withdraw from the Plan at any time.

The purchase price of Common Stock purchased under the Plan will, generally, be the average of the high and low sales prices per share of Common Stock on the day for which the determination of fair market value is required, as reported by the National Association of Securities Dealers. See Question No. 13.

Dividends on the Corporation’s Common Stock are paid only as and when declared by the Corporation’s Board of Directors. The Plan does not represent a guarantee of future dividends, which will depend upon the Corporation’s earnings, financial condition, capital requirements, and other factors.

Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared, by check in the usual manner.

This Prospectus pertains to 600,000 shares of the Corporation’s Common Stock registered for purposes of the Plan. Although the Corporation has reserved such shares of its authorized and unissued Common Stock for sale under the Plan, the Corporation may also, in its discretion, sell treasury shares under the Plan.

It is suggested that this Prospectus be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”) NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is May 8, 2006.

WHERE YOU CAN FIND MORE INFORMATION

D&E Communications, Inc. (“D&E”) is subject to the informational requirements of the Securities Exchange Act of 1934, and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information that D&E files at the Securities and Exchange Commission’s public reference rooms at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. D&E’s Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s Internet site at www.sec.gov. You can also inspect reports, proxy statements and other information concerning D&E at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Additionally, D&E’s Internet site is www.decommunications.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed with the Commission by the Corporation are incorporated herein by reference:

1. Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Commission on March 14, 2006.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the Commission on May 8, 2006.

3. Current Reports on Form 8-K filed with the Commission on January 11, 2006; February 22, 2006 and February 27, 2006.

4. The description of D&E’s common stock under the caption “Description of Registrant’s Securities to be Registered” set forth in D&E’s registration statement on Form 8-B12G filed with the Commission on May 13, 1996 to register such securities under the Exchange Act.

Each document or report subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering covered hereby shall be incorporated by reference into this Prospectus and shall be part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

The Corporation hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference). Requests for such copies should be directed to: W. Garth Sprecher, Corporate Secretary, D & E Communications, Inc., Brossman Business Complex, 124 East Main Street, Ephrata, Pennsylvania 17522, telephone: (717) 738-8304.

Commission Position on Indemnification.

Insofar as indemnification by the Corporation for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

THE PLAN

The following statement, in question and answer form, explains and constitutes the Dividend Reinvestment and Stock Purchase Plan.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide record holders of the Corporation’s Common Stock with a convenient and economical way of investing cash dividends and optional cash payments in shares of Common Stock without payment of any brokerage fees, commissions, service charges or other expenses. Because the shares will be purchased directly from the Corporation, and not in the open market, the Corporation will receive additional funds to be used for general corporate purposes (see “Use of Proceeds” below).

Advantages

2. What are the advantages of the Plan?

Participants receive full investment of funds (with the exception of any required income tax withholding as explained in the answer to Question 24) because they are not required to pay brokerage commissions, service charges or other expenses in connection with purchases under the Plan, and because the Plan credits fractional shares (computed to three decimal points), as well as whole shares, to participants’ accounts. Dividends on fractional shares, as well as whole shares, will be reinvested in additional shares. Participants receive detailed statements of their accounts each quarter to simplify their recordkeeping, and because the Plan administrator is the record holder of shares purchased under the Plan, participants need not be concerned with the safekeeping of shares acquired through the Plan.

Administration

3. Who administers the Plan?

The Corporation itself, as agent (the “Agent”), will administer the Plan for participating shareholders, and in such capacity will hold shares in its name or that of its nominee, keep records, send statements of account and perform other duties relating to the Plan. All correspondence concerning the Plan should include the participant’s social security number and should be directed to:

D & E Communications, Inc.

Dividend Reinvestment and Stock Purchase Plan

Attention: Shareholder Relations

Brossman Business Complex

124 East Main Street

Ephrata, Pennsylvania 17522

The telephone number of the Agent is (717) 733-4101.

The Corporation will issue and deliver whole shares to the Agent under the Plan, and the additional fractional shares credited to participants’ accounts under the Plan shall be administered as the Corporation shall from time to time direct.

Participation

4. Who is eligible to participate?

All record holders of Common Stock are eligible to participate in the Plan. If your Common Stock is registered in a name other than your own (e.g., in the name of a broker, nominee or trustee), you may be able to participate in the Plan if the record holder of such Common Stock has made the necessary arrangements with the Agent on behalf of its beneficial owners (as fully explained in the answer to question 6). Otherwise, if you would like to participate, you must become the record holder of those shares by having them transferred to your name.

Shareholders will not be eligible to participate in the Plan if they reside in a jurisdiction in which it is unlawful for the Corporation to permit their participation.

5. How does an eligible shareholder participate?

An eligible shareholder may join the Plan by completing, signing and returning to the Agent the Authorization Form included with this Prospectus. A pre-addressed, postage-paid envelope is provided for that purpose. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all record holders must sign the Authorization Form.

Reinvestment of dividends, to the extent declared by the Corporation’s Board of Directors, will start with the next quarterly dividend payment date after receipt of the Authorization Form, provided it is received on or before the last business day prior to the record date for that dividend. Record dates for dividends paid will usually precede the dividend payment dates by approximately two weeks. Dividend payment dates will ordinarily be in early March, June, September and December.

SHAREHOLDERS ARE CAUTIONED THAT THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS, WHICH WILL DEPEND UPON THE CORPORATION’S EARNINGS, FINANCIAL CONDITION, CAPITAL REQUIREMENTS AND OTHER FACTORS.

6. May a beneficial owner of Common Stock reinvest dividends under the Plan without transferring the shares to his or her own name?

Beneficial owners of the Common Stock may participate in the Plan with the record holder of such Common Stock if the record holder has made the necessary arrangements with the Agent on behalf of such beneficial owners. Beneficial owners, such as persons whose shares are held by brokers or nominees, should contact that record holder to request that the record holder make such arrangements with the agent.

7. Is partial participation possible under the Plan?

Generally, no. If an eligible shareholder elects to have dividends reinvested, such reinvestment must be made with respect to all shares registered in the shareholder’s name. However, by electing to make optional cash payments only, a participant is not required to reinvest the dividends on the other shares the participant may hold.

8. What does the Authorization Form provide?

The Agent reserves the right to accept, reject, commence, terminate, add, delete or modify any and all arrangements with any record holder at any time.

If you are not sure whether you may participate in the plan with respect to shares that you own which are held of record in “street name” you should contact the bank, broker or trustee through whom you hold your shares. The Authorization Form authorizes the Corporation to pay cash dividends to the Agent for each participant. The Authorization Form also appoints the Corporation as Agent for each participant and directs the Agent to apply cash dividends and optional cash payments as instructed by the participant to the purchase of additional shares in accordance with the terms of the Plan. The Authorization Form provides for the purchase of additional shares through the following investment options offered under the Plan:

A. Full Dividend Reinvestment and Optional Cash Payments—Reinvestment of all cash dividends on all shares then or subsequently registered in the participant’s name at 100% of the market price. In addition, you have the option to invest additional cash of not less than $100 or more than $5,000 per quarter (non-cumulative from quarter to quarter).

B. Optional Cash Payments Only—Investment of optional cash payments of not less than $100 or more than $5,000 per quarter (non-cumulative from quarter to quarter).

A participant may select either the Full Dividend Reinvestment and Optional Cash Payments option or the Optional Cash Payments Only option. Regardless of which method of participation is selected, all cash dividends paid in whole or fractional shares credited to a participant’s account will be reinvested automatically.

9. How may a participant change options under the Plan?

Investment options may be changed by completing, signing and returning to the Agent a new Authorization Form. The change will take affect with the next quarterly dividend payment date after receipt of the Authorization Form, provided it is received on or before the last business day prior to the record date for the next dividend. An Authorization Form and postage-paid envelope may be obtained by contacting the Agent.

Optional Cash Payments

10. How are optional cash payments made?

New participants, regardless of whether or not the dividend reinvestment option is selected, may make optional cash payments when enrolling in the Plan by sending a check or money order payable to “D & E Communications, Inc.” with their Authorization Form. Participants wishing to enroll in the optional cash payments only feature of the Plan must include a check or money order payable to the Corporation with their Authorization Form. Thereafter, additional optional cash payments may be made through the use of the form sent with each periodic statement.

Participants may purchase shares with optional cash payments in minimum amounts of not less than $100, up to a maximum of $5,000 per quarter (non-cumulative from quarter to quarter).

Optional cash payments will be used to purchase Common Stock on the dividend payment date in months in which a dividend is paid and on the fifteenth day of each month in which a dividend is not paid (or, if such day is not a business day, the following business day) (“Investment Date”). Optional cash payments must be received more than 48 hours prior to the next Investment Date to be invested on that Investment Date. Under no circumstances will interest be paid on optional cash payments. Therefore, participants are strongly urged to transmit optional cash payments so as to be received by the Agent as close as possible to the next Investment Date, but in sufficient time to be invested on that Investment Date.

Purchases

11. What is the source of Common Stock purchased under the Plan?

The source of Common Stock purchased under the Plan will be authorized but unissued shares or issued but not outstanding shares (treasury shares).

12. When will shares be purchased under the Plan?

Cash dividends and optional cash payments will be used to purchase Common Stock on Investment Dates.

13. What is the price of Common Stock purchased under the Plan?

The per share purchase price of Common Stock purchased for participants with reinvested dividends or optional cash payments will be 100% of the average of the high and low sales prices of the Common Stock as reported by the National Association of Securities Dealers on the day in question or, if no trades are reported for such day, on the last preceding trading day, or if last sale prices are reported, then the fair market value of the Common Stock will be the last sale price of the Common Stock on that day or trading day, as the case may be; provided that if the Common Stock is listed on a national securities exchange, the fair market value shall be the last sale price on the day in question, or if no trades were reported for such day, on the last preceding trading day; provided however, that, in any case, if the Board of Directors of the Corporation determines for any reason that the fair market value as so determined does not accurately reflect the fair market value of the Common Stock, then the Board may, in its sole and absolute discretion, establish the fair market value of the Common Stock for purposes of the Plan, which fair market value shall be conclusive and binding for all purposes hereunder. For purposes of determining the value of fractional shares upon withdrawal or Plan termination, the fair market value shall be determined as soon as practicable after withdrawal or Plan termination.

No shares shall be sold by the Corporation to Participants in the Plan at less than the par value of such shares.

14. How many shares will be purchased for participants?

The number of shares that will be purchased for each participant in any dividend period will depend on the amount of the participant’s dividend, optional cash payment or combined dividend and optional cash payment, as the case may be, and the purchase price for the shares acquired. Each participant’s account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total to be invested divided by the purchase price. Dividends paid on shares held for participants in the Plan will be automatically reinvested (subject to any federal income tax withholding requirements) as long as a participant continues in the Plan.

Costs

15. Are there any costs or expenses to participants in connection with purchases under the Plan?

No. There are no brokerage fees because shares are purchased directly from the Corporation. All costs of administering the Plan are paid by the Corporation. However, an administrative fee may be charged if a participant requests duplicate copies of reports provided initially free of charge (see answer to Question 16).

Reports to Participants

16. What kind of reports will be sent to Plan participants?

A statement of account transactions will be mailed to each participant as soon as practicable at the end of each quarter. These statements will provide a record of the cost of purchases and should be retained for tax purposes. In addition, each participant will also receive copies of communications sent to all holders of Common Stock, including annual reports, proxy statements and information for income tax reporting purposes.

Stock Certificates

17. Will certificates be issued for shares as they are purchased?

No. Certificates will not be issued to participants for shares as they are purchased under the Plan. Instead, shares purchased pursuant to the Plan will be registered in the name of the Agent or its nominee. This safekeeping feature protects against loss, theft or destruction of stock certificates. No certificates will be issued for fractional shares.

Sale, Transfer and Pledging of Shares

18. What happens when a participant sells or transfers all of the shares registered in his or her name?

Once a shareholder becomes a participant in the Plan, the shareholder may remain a participant even if the shareholder thereafter disposes of all Common Stock registered in the participant’s name. Shares acquired pursuant to the Plan and held by the Agent will be registered in its name or the name of its nominee. The dividends on shares credited to the participant’s account will continue to be reinvested until the Agent is notified that the participant wishes to withdraw all shares credited to the participant’s account. If a participant requests withdrawal, the Agent will honor such request in the manner set forth in the answer to Question 20.

19. May shares in a Plan account be pledged?

No. Shares credited to a participant’s account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign shares credited to a Plan account must request that certificates for such shares be issued to the participant. Further, an eligible shareholder’s opportunity to purchase shares pursuant to the Plan is exercisable only by the participating shareholder or by his or her guardian or legal representative, and neither the opportunity to purchase shares nor funds held by the Corporation awaiting investment pursuant to the Plan may be sold, transferred, pledged, assigned or otherwise disposed of by the participant.

Withdrawal From Participation and Termination

20. How does a shareholder withdraw from participation in the Plan?

Participants may withdraw from the Plan by notifying the Agent in writing of their desire to do so. Upon withdrawal, a participant will receive a stock certificate for whole shares held in the participant’s Plan account, plus a check for any fractional share. If the withdrawal request is received less than five business days prior to the record date for a dividend, any cash dividend paid on that account will be reinvested for the account. The withdrawal request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to the participant’s account.

Any optional cash payment which has been received by the Agent prior to the receipt of a withdrawal notice will be invested in accordance with the Plan unless a return of the payment is expressly requested in a written notice received at least 48 hours prior to an Investment Date.

After a withdrawal is effective, all dividends on Common Stock held of record by a shareholder, as to which participation has been terminated, will be paid in cash; however, the shareholder may elect to re-enroll in the dividend reinvestment option of the Plan at almost any time.

21. In whose name will certificates be registered when shares are withdrawn and issued to participants?

Participant’s accounts under the Plan are maintained in the names in which certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued. Should a participant want these shares registered in any name other than that of the holder of record participating in the Plan, he or she must indicate such name in his or her request and provide the Agent with a stock power. In the event of such re-registration, a participant would be responsible for any possible gift, transfer or other taxes and for compliance with any applicable transfer requirements.

22. May the Plan be amended, suspended or terminated?

Yes. The Corporation may amend, suspend or terminate the Plan at any time. To the extent practicable, any such action will be announced to Plan participants at least 30 days prior to its effective date, and any amendment will be deemed to be accepted by a participant who does not withdraw from the Plan prior to effectiveness of the amendment.

Upon termination of the Plan, except in the circumstances described below, any uninvested optional cash payments will be returned, a stock certificate for whole shares credited to a participant’s Plan account will be issued, and a cash payment will be made for any fractional share credited to a participant’s account.

In the event the Corporation terminates the Plan for the purpose of establishing another dividend reinvestment and stock purchase plan, a participant in the Plan will be enrolled automatically in such other plan and shares credited to their Plan account will be credited automatically to such other plan, unless notice is received to the contrary.

Taxes

23. What are the federal income tax consequences of participation in the Plan?

The following summary is based upon an interpretation of present federal income tax laws, regulations and rulings, and may be inapplicable if such laws, regulations or rulings are changed. All participants are urged to consult their own tax advisors to determine the particular tax consequences to them, which may result from their participation in the Plan and subsequent disposal of shares acquired through the Plan.

A participant in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the fair market value of the shares acquired with the reinvested dividends on such dividend payment date (the Investment Date), and will be taxed accordingly. The tax basis of those shares will equal the fair market value of such shares on the Investment Date (i.e., the purchase price). If the participant is subject to backup withholding (see the answer to Question 24), 28% of the cash dividends otherwise payable will be withheld as tax and the 72% balance will be reinvested in shares, the tax basis of which will be the fair market value on the Investment Date of the shares so acquired with the 72% balance. The participant will realize taxable dividend income on both the cash withheld and on the dividends reinvested in shares.

A participant will not realize any additional taxable income upon the purchase of shares with optional cash payments because shares purchased with optional cash payments are purchased at fair market value. The tax basis of shares purchased with optional cash payments will equal the participant’s purchase price per share.

Each quarterly statement of account will show the price per share to be used in determining the tax basis of the shares purchased in that quarter with reinvested dividends and any optional cash payments. An Internal Revenue Service Form 1099-DIV will be mailed to participants at year-end showing the total amount of dividend income to be reported by the participant and the total amount of tax, if any, withheld.

The holding period for shares acquired through the Plan, whether by reinvestment of dividends or optional cash payments, will begin on the day following the Investment Date with respect to which shares are purchased for a participant.

A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account, either upon the participant’s request for a portion of those shares or upon withdrawal from or termination of the Plan.

A participant will realize a gain or loss when shares are sold or exchanged by the participant after receipt of shares from the Plan. A participant will also realize a gain or loss when the participant receives a cash payment from the sale of a fraction of a share credited to the participant’s account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the participant’s tax basis in such shares or fraction of a share.

The federal income tax consequences of participation in the Plan may be different for participants who are not citizens or residents of the United States. In addition, there may be state and local tax consequences for United States residents and non-United States tax consequences for participants who are not citizens or residents of the United States.

24. How are income tax withholding provisions applied to participants in the Plan?

If a participant in the Plan fails to provide a correct federal taxpayer identification number or social security number to the Corporation on IRS Form W-9 or fails to certify that the participant is not subject to backup withholding on dividends or interest, the participant may be subject to withholding from dividend payments, and the Agent will reinvest dividends net of the required amount of tax withheld. A shareholder will also be subject to backup withholding if the Internal Revenue Service notifies the shareholder and the Corporation that backup withholding is being instituted because the shareholder has failed to correctly report interest and dividend payments to the Internal Revenue Service or to file a required tax return reporting interest and dividends.

For shareholders subject to backup withholding, the Corporation is required to withhold 28% of each dividend payment as tax. Upon a sale of shares (including any cash payment for fractional shares), the broker must withhold 28% of the gross proceeds if the shareholder is subject to backup withholding. The amount withheld pursuant to back-up withholding is not an additional tax. Rather, the amount withheld is a prepayment on the taxpayer’s regular federal income tax liability. If backup withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

The backup withholding rules described above apply whether or not a particular shareholder elects to participate in the Plan. If a participant is subject to backup withholding, the amount of tax withheld will be deducted from the total amount of dividends paid and only the remaining balance of the dividends will be available for reinvestment under the Plan.

In the case of a foreign shareholder whose dividends are subject to federal income tax withholding, the Agent will reinvest dividends net of the required amount of tax withheld.

Other Information

25. If the Corporation has a rights offering, how will the rights on the Plan shares be handled?

If a participant is entitled to participate in a rights offering, entitlement will be based upon his or her total holdings, including the shares credited to the participant pursuant to the Plan. Rights certificates will, however, be issued for the number of whole shares only.

26. What happens if the Corporation issues a stock dividend or declares a stock split?

Any stock dividends or split shares distributed by the Corporation on shares held by the Agent for participant will be credited to the participant’s account.

27. How will a participant’s shares held under the Plan be voted?

Both full and fractional shares credited to a participant’s account will be voted as the participant directs. Fractional shares will have proportionate rights.

Participants will receive materials from the Corporation for each shareholders’ meeting, including a proxy statement and form of a proxy or direction card, which will enable them to vote all shares credited to their account under the Plan.

28. What is the responsibility of the Corporation and the Agent under the Plan?

The Corporation and the Agent, in administering the Plan, shall not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claims of liability with respect to the prices or times at which shares are purchased or sold for the participant’s account and with respect to any loss or fluctuation in the market value after purchase or sale of shares.

The Agent may resign as administrator of the Plan at any time, in which case the Corporation shall appoint a successor.

29. What are some of the responsibilities of participants?

Participants will have no right to draw checks or drafts against their accounts under the Plan or give instructions to the Agent with respect to any shares or cash held except as expressly provided in the Plan.

Participants should notify the Agent promptly in writing of any change of address. Notices to participants will be given by letters addressed to them at their last addresses of record with the Agent under the Plan.

30. Who bears the risk of market price fluctuation in the Corporation’s Common Stock?

In this regard, a participant’s investment, both in shares held in the Plan and in shares registered in the participant’s own name, is no different from that of a non-participating shareholder. The participant bears the risk of loss and has the opportunity for gain as a result of market price changes. THEREFORE, PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE CORPORATION NOR THE AGENT CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.

31. Can adjustments be made in the number of shares subject to the Plan?

The Plan pertains to 600,000 shares of the Corporation’s Common Stock, subject to adjustment as follows:

A. In the event that a dividend shall be declared upon the Common Stock payable in shares of said stock, the number of shares of Common Stock available for issuance pursuant to the Plan shall be adjusted by adding thereto the number of shares which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

B. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of stock or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for the shares available for issuance pursuant to the Plan, the number and kind of shares of stock or other securities which would have been substituted therefor if such shares of stock or other securities had been outstanding on the date fixed for determining the shareholders entitled to receive such changed or substituted stock or other securities.

C. In the event there shall be any change, other than specified above, in the number or kind of outstanding shares of Common Stock of the Corporation or of any stock or other securities into which such Common Stock shall be changed or for which it shall have been exchanged, then if the Board of Directors of the Corporation shall determine, in its discretion, that such change equitably requires an adjustment in the number or kind of shares which are available for issuance pursuant to the Plan, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of the Plan.

D. No adjustment or substitution provided for herein shall require the Corporation to issue or to sell a fractional share under the Plan and the total adjustment or substitution may be limited accordingly.

32. How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by the Corporation pursuant to the rules and regulations of all regulatory authorities and applicable federal and state law, such determination being final.

USE OF PROCEEDS

The Corporation intends to use the net proceeds from the sale of shares pursuant to the Plan for general corporate purposes. However, due to the nature of how the Plan functions, the Corporation does not know precisely the number of shares of its Common Stock that will be sold pursuant to the Plan nor the prices at which such shares will be sold.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of D&E Communications, Inc. and its subsidiaries are incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of EuroTel, L.L.C. and its subsidiaries, except as they relate to Pilicka Telefonia Sp. z o.o., incorporated in this Prospectus by reference to D&E Communications’ Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of Kiesling Associates LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Pilicka Telefonia Sp. z o.o. incorporated in this Prospectus by reference to D&E Communications’ Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of shares of the Common Stock offered hereby has been passed upon by Barley Snyder, Lancaster, Pennsylvania.

This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been any change in the affairs of the Corporation since the date hereof. No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer described herein, and if given or made, such information or representation must be relied upon.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$414.09
Attorneys’ fees and expenses	$10,000.00
Printing	$2,500.00
Blue Sky fees and expenses	$200.00
Accountants’ fees and expenses	$7,500.00
Miscellaneous	$500.00
Total	$21,114.09

*	All amounts are estimated.

Item 15.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of D&E provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by D&E.

Insofar as indemnification by the Corporation for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein by reference:

See Exhibit Index.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Ephrata, Commonwealth of Pennsylvania, on May 8, 2006.

D & E COMMUNICATIONS, INC.

By:	/s/ James W. Morozzi
James W. Morozzi, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below also constitutes and appoints James W. Morozzi and W. Garth Sprecher and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ James W. Morozzi James W. Morozzi	President, Chief Executive Officer and Director (Principal executive officer)	May 8, 2006

/s/ Thomas E. Morell Thomas E. Morell	Senior Vice President, Chief Financial Officer and Treasurer (Principal financial and accounting officer)	May 8, 2006

/s/ John Amos	Director	May 8, 2006
John Amos

/s/ Paul W. Brubaker	Director	May 8, 2006
Paul W. Brubaker

SIGNATURES (Continued)

/s/ Hugh G. Courtney	Director	May 8, 2006
Hugh G. Courtney

/s/ Ronald E. Frisbie	Director	May 8, 2006
Ronald E. Frisbie

/s/ Robert A. Kinsley	Director	May 8, 2006
Robert A. Kinsley

	Director	May 8, 2006
John C. Long

	Director	May 8, 2006
G. William Ruhl

/s/ Steven B. Silverman	Director	May 8, 2006
Steven B. Silverman

/s/ W. Garth Sprecher	Director	May 8, 2006
W. Garth Sprecher

	Director	May 8, 2006
D. Mark Thomas

/s/ Richard G. Weidner	Director	May 8, 2006
Richard G. Weidner

EXHIBIT INDEX

Number	Exhibit

5.1	Opinion of Barley Snyder LLC re: legality of the securities

23.1	Consent of Barley Snyder LLC (this Exhibit is part of Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Philadelphia, PA

23.3	Consent of Kiesling Associates LLP

23.4	Consent of PricewaterhouseCoopers Sp. z o.o., Warsaw, Poland

24.1	Power of attorney (included as part of the Signature Page)

99.1	D&E Communications, Inc. Dividend Reinvestment and Stock Purchase Plan, incorporated by reference to the Prospectus included in this Form S-3.